Exhibit 99.1

P R E S S R E L E A S E
Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco

Senior Managing Director

Investor Relations & Corporate Communications

212.984.6535

CBRE GROUP, INC. REPORTS ROBUST REVENUE AND

EARNINGS GROWTH FOR THE THIRD QUARTER OF 2015

Fee Revenue up 14% (21% in local currency)

Normalized EBITDA up 18% (24% in local currency)

Adjusted Earnings Per Share up 28% to $0.51

Company Increases Expected 2016 Adjusted EPS Accretion

From Global Workplace Solutions Acquisition

Los Angeles, CA – October 27, 2015 — CBRE Group, Inc. (NYSE:CBG) today reported robust revenue and earnings growth for the third quarter ended September 30, 2015.

Third-Quarter 2015 Results*

•    Revenue for the quarter totaled $2.7 billion, an increase of 19% (26% in local currency1).  Fee revenue2 increased 14% (21% in local currency) to $1.9 billion. The third quarter of 2015 included approximately $237 million of revenue from the acquisition of the Global Workplace Solutions business from Johnson Controls, which was completed on September 1, 2015. Excluding the acquired Global Workplace Solutions business, revenue and fee revenue were both up 9% (16% in local currency).

•     On a U.S. GAAP basis, net income rose 39% to $149.1 million.  GAAP earnings per diluted share rose 38% to $0.44.

•     Adjusted net income3 rose 30% to $171.7 million, while adjusted earnings per share3 improved 28% to $0.51.  For the third quarter of 2015, adjustments totaled $22.6 million, which included integration and other costs associated with the Global Workplace Solutions acquisition.

•     Normalized EBITDA4 increased 18% to $344.6 million and EBITDA4 rose 12% to $326.6 million. Normalized EBITDA margin on fee revenue was 17.8%, approximately a 60 basis point increase from the prior-year third quarter.

*All percentage changes versus prior-year periods are in U.S. dollars except where noted.

CBRE Press Release

October 27, 2015

•      Foreign currency movement, including the marking of currency hedges to market, reduced EBITDA by approximately $16.9 million (or $0.03 per share, net of tax) as compared to the prior-year third quarter.

Management Commentary

“The third quarter was an eventful period for CBRE,” said Bob Sulentic, the company’s president and chief executive officer. “We continued to post double-digit growth on the top- and bottom-lines with broad-based strength in our business around the world. While doing this, we completed our largest acquisition in nearly a decade – the Global Workplace Solutions business from Johnson Controls. We also continued to make gains through investments in initiatives that help us to deliver great client outcomes and drive growth.”

CBRE’s three regional businesses each achieved sizeable increases in revenue despite the impact of foreign currency translation, which tempered growth rates outside the U.S. Growth was particularly notable in EMEA (Europe, the Middle East & Africa), where revenue surged 28% (42% in local currency). This increase was fueled by healthy gains across the region, including France, Germany, the Netherlands, Spain, Switzerland and the United Kingdom. Asia Pacific produced 12% revenue growth (29% in local currency) – led by Australia, Greater China and India. In the Americas, CBRE’s largest business segment, revenue grew by double digits – 17% (19% in local currency).

Amid strong capital flows into commercial real estate, CBRE’s capital markets businesses continued to perform exceptionally well. Property sales rose significantly across all regions with global revenue up 11% (19% in local currency), and commercial mortgage services, which is predominately an Americas business, saw revenue improve 32% (33% in local currency).

Global leasing also remained strong, although weak foreign currencies restrained growth. In local currency, leasing revenue rose 12% with strong growth in Australia, France, Greater China and India. When translated into US dollars, the global leasing revenue growth rate was 6%. The growth rate in the United States slowed modestly but remained strong at 9%.

Occupier outsourcing revenue (excluding related transaction revenue, which is accounted for in sales and leasing revenue), improved 42% (49% in local currency), while fee revenue (excluding related transaction revenue) increased 45% (53% in local currency). The increases included a one-month contribution from the acquired Global Workplace Solutions business. Excluding the acquired Global Workplace Solutions business, outsourcing revenue (excluding related transaction revenue) rose 8% (15% in local currency) and fee revenue increased 6% (14% in local currency).

Valuation revenue rose 4% (14% in local currency), which reflected higher volumes of appraisal and consulting assignments.

Investment Management also performed well in the quarter, with a 9% (19% in local currency) increase in revenue and a 48% rise in normalized EBITDA.

Global Workplace Solutions Acquisition Update

The integration of the Global Workplace Solutions business is proceeding well. CBRE now expects:

•      An increase to high-single digits from mid-single digits in the percentage accretion to 2016 adjusted earnings per share from the acquired business.

CBRE Press Release

October 27, 2015

•      A $0.03 to $0.04 contribution to adjusted earnings per share for the last four months of 2015. The calendar-year fourth quarter has typically been a seasonally slower period for the acquired Global Workplace Solutions business due to its fiscal year previously ending September 30th.  As a result, the accretion for the last four months of 2015 is not indicative of the expected higher run-rate contribution in 2016.

Third-Quarter 2015 Segment Results

Americas Region (U.S., Canada and Latin America)

•     Revenue rose 17% (19% in local currency) to $1.6 billion. Fee revenue rose 16% (18% in local currency) to $1.1 billion. Excluding the acquired Global Workplace Solutions business, revenue was up 11% (13% in local currency).

•      Normalized EBITDA increased 16% to $218.1 million and EBITDA increased 9% to $203.6 million.

•      Operating income rose 10% to $150.3 million.

EMEA Region (primarily Europe)

•      Revenue improved 28% (42% in local currency) to $737.9 million. Fee revenue rose 16% (29% in local currency) to $458.0 million. Revenue growth was broad-based across the region with strong increases even after the negative effects of currency movement. Excluding the acquired Global Workplace Solutions business, revenue was up 7% (20% in local currency).

•      Normalized EBITDA increased 51% to $56.7 million and EBITDA increased 49% to $55.8 million.

•      Operating income increased 96% to $39.6 million.

Asia Pacific Region (Asia, Australia and New Zealand)

•      Revenue increased 12% (29% in local currency) to $285.3 million. Fee revenue rose 5% (22% in local currency) to $215.3 million. Excluding the acquired Global Workplace Solutions business, revenue was up 2% (18% in local currency).

•      Normalized EBITDA increased 28% to $29.2 million and EBITDA increased 22% to $27.7 million.

•      Operating income increased 29% to $24.0 million.

Global Investment Management (investment management operations in the U.S., Europe and Asia Pacific)

•      Revenue rose 9% (19% in local currency) to $114.1 million, primarily driven by higher carried interest tied to significant property disposition activity.

•      Normalized EBITDA increased 48% to $30.2 million and EBITDA increased 37% to $29.0 million.

•      Operating income increased 53% to $24.2 million.

•      Assets Under Management (AUM) totaled $86.0 billion. Compared with the third quarter of 2014, AUM was up $1.6 billion in local currency, but down when converted into U.S. dollars.

CBRE Press Release

October 27, 2015

Development Services (real estate development and investment activities primarily in the U.S.)

•      Revenue increased 17% to $18.6 million.

•      EBITDA decreased to $10.5 million.

•      Operating income improved more than 130% to $2.0 million.

•      Development projects in process totaled $6.7 billion, up $1.3 billion from the end of 2014. The pipeline inventory totaled $4.0 billion, unchanged from year-end 2014, as projects have been converted from pipeline to in-process.

Nine-Month Results

•      Revenue for the nine months ended September 30, 2015 totaled $7.2 billion, an increase of 14% (21% in local currency). Fee revenue increased 12% (19% in local currency) to $5.2 billion. Excluding the acquired Global Workplace Solutions business, both revenue and fee revenue increased 10% (17% in local currency).

•      On a U.S. GAAP basis, net income rose 31% to $367.1 million. GAAP earnings per diluted share rose 30% to $1.09.

•      Adjusted net income rose 25% to $417.7 million, while adjusted earnings per share improved 24% to $1.24.  For the nine months ended September 30, 2015, adjustments totaled $50.6 million, which included integration and other costs associated with the Global Workplace Solutions acquisition.

•      Normalized EBITDA increased 19% to $895.1 million and EBITDA rose 16% to $869.7 million.

•      Foreign currency movement, including the marking of currency hedges to market, reduced EBITDA by approximately $31.0 million (or $0.06 per share, net of tax) as compared to the prior-year nine month period. Without currency effects, adjusted earnings per share would have increased 30%.

Business Outlook

“As we enter the fourth quarter, 2015 is clearly emerging as another exceptional year for CBRE,” Mr. Sulentic said.  “The actions we have taken to upgrade our talent base, enhance our service offering, materially strengthen our operating platform, particularly data and technology, and fortify our financial position are yielding strong results for our clients and shareholders.”

CBRE is mindful of challenges to the global economy. However, in light of its performance through the year’s third quarter and its strategic and financial momentum, CBRE is raising its guidance for full-year 2015 adjusted earnings per share by $0.10 to $2.00 to $2.05. The new guidance implies 20% year-over-year growth in adjusted earnings per share at the mid-point of the range.

CBRE Press Release

October 27, 2015

Conference Call Details

The Company’s third-quarter earnings conference call will be held today (Tuesday, October 27, 2015) at 5:00 p.m. Eastern Time.  A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on October 27, 2015, and ending at midnight Eastern Time on November 3, 2015.  The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers.  The access code for the replay is 13621155.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2014 revenue).  The Company has more than 70,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 400 offices (excluding affiliates) worldwide.  CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting.  Please visit our website at www.cbre.com.

The information contained in, or accessible through, the Company’s website is not incorporated into this press release.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations (including expected contributions and cost synergies from the Global Workplace Solutions acquisition and its integration), financial performance (including adjusted earnings per share expectations) and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant movements in average cap rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance;  client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our ability to control costs relative to revenue growth; variations in historically customary seasonal patterns that cause our business not to perform as expected; changes in domestic and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, currency controls and other trade control laws), particularly in Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; foreign currency fluctuations; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of our Global Workplace Solutions acquisition as well as of other companies we may acquire, and our ability to achieve expected cost synergies relating to those acquisitions; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends ; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to

CBRE Press Release

October 27, 2015

do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage and our ability to perform under our credit facilities, indentures and other debt instruments; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; our ability to compete globally, or in specific geographic markets or business segments that are material to us; changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive; our ability to maintain our effective tax rate at or below current levels; our ability to comply with laws and regulations related to our global operations, including real estate licensure, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in both our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission (the SEC). Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

Note – CBRE has not reconciled the (non-GAAP) adjusted earnings per share guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort.

The terms “fee revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “EBITDA” and “Normalized EBITDA,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures.  We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP for those periods.

1 Local currency percentage change is calculated by comparing current period results at prior period exchange rates versus prior period results.

2 Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.

3 Adjusted net income and adjusted earnings per share (or adjusted EPS) include the impact of adjusting provision for income taxes to a normalized rate as well as exclude the effect of selected charges from U.S. GAAP net income and U.S. GAAP earnings per diluted share.  Adjustments during the periods presented included the write-off of financing costs, amortization expense related to certain intangible assets attributable to acquisitions, integration and other costs related to acquisitions and certain carried interest incentive compensation expense.

4 EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization.  Amounts shown for Normalized EBITDA further remove (from EBITDA) the impact of certain cash and non-cash charges related to acquisitions and certain carried interest incentive compensation expense.

CBRE Press Release

October 27, 2015

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue	$2,712,559	$2,275,076	$7,155,568	$6,262,724

Costs and expenses:
Cost of services	1,773,660	1,428,986	4,552,411	3,904,919
Operating, administrative and other	626,905	601,026	1,768,838	1,695,623
Depreciation and amortization	75,047	67,159	215,498	195,657
Total costs and expenses	2,475,612	2,097,171	6,536,747	5,796,199

Gain on disposition of real estate	3,154	7,235	10,140	37,102

Operating income	240,101	185,140	628,961	503,627

Equity income from unconsolidated subsidiaries	17,242	43,300	39,386	67,564
Other (loss) income	(4,945)	(113)	(4,927)	11,052
Interest income	1,158	1,598	4,857	4,321
Interest expense	30,699	27,841	83,067	84,326
Write-off of financing costs	-	23,087	2,685	23,087

Income before provision for income taxes	222,857	178,997	582,525	479,151
Provision for income taxes	72,866	69,305	206,243	171,318

Net income	149,991	109,692	376,282	307,833
Less: Net income attributable to non-controlling interests	868	2,593	9,193	27,607

Net income attributable to CBRE Group, Inc.	$149,123	$107,099	$367,089	$280,226

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.45	$0.32	$1.10	$0.85
Weighted average shares outstanding for basic income per share	332,684,487	330,419,006	332,223,036	330,197,240

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.44	$0.32	$1.09	$0.84
Weighted average shares outstanding for diluted income per share	336,561,877	334,293,046	336,140,923	333,855,131

EBITDA	$326,577	$292,893	$869,725	$750,293

CBRE Press Release

October 27, 2015

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Americas

Revenue	$1,556,648	$1,325,875	$4,218,753	$3,583,276
Costs and expenses:
Cost of services	1,046,245	869,889	2,757,871	2,332,470
Operating, administrative and other	312,872	281,433	883,505	792,577
Depreciation and amortization	47,209	38,451	134,750	107,796

Operating income	$150,322	$136,102	$442,627	$350,433

EBITDA	$203,598	$187,476	$594,330	$482,642

EMEA

Revenue	$737,863	$574,493	$1,817,601	$1,604,159
Costs and expenses:
Cost of services	542,037	402,503	1,305,487	1,134,240
Operating, administrative and other	141,057	135,714	403,580	383,818
Depreciation and amortization	15,175	16,080	44,574	48,862

Operating income	$39,594	$20,196	$63,960	$37,239

EBITDA	$55,758	$37,485	$111,146	$88,219

Asia Pacific

Revenue	$285,337	$253,742	$755,531	$690,599
Costs and expenses:
Cost of services	185,378	156,594	489,053	438,209
Operating, administrative and other	72,277	74,381	200,126	197,617
Depreciation and amortization	3,728	4,178	11,357	10,617

Operating income	$23,954	$18,589	$54,995	$44,156

EBITDA	$27,699	$22,767	$66,403	$54,773

Global Investment Management

Revenue	$114,094	$105,012	$318,371	$343,789
Costs and expenses:
Operating, administrative and other	81,441	81,739	229,693	260,697
Depreciation and amortization	8,423	7,485	23,095	25,303
Gain on disposition of real estate	-	-	-	23,028

Operating income	$24,230	$15,788	$65,583	$80,817

EBITDA	$29,014	$21,146	$80,198	$87,538

Development Services
Revenue	$18,617	$15,954	$45,312	$40,901
Costs and expenses:
Operating, administrative and other	19,258	27,759	51,934	60,914
Depreciation and amortization	512	965	1,722	3,079
Gain on disposition of real estate	3,154	7,235	10,140	14,074

Operating income (loss)	$2,001	$(5,535)	$1,796	$(9,018)

EBITDA	$10,508	$24,019	$17,648	$37,121

CBRE Press Release

October 27, 2015

Non-GAAP Financial Measures

As noted above, the following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue
(ii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)
(iii)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per share” or “adjusted EPS”)
(iv)	EBITDA and EBITDA, as adjusted (the latter of which we also refer to as “Normalized EBITDA”)

None of these measures is a recognized measurement under U.S. generally accepted accounting principles, or U.S. GAAP, and when analyzing our operating performance, readers should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.  Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes, and the Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business.  The Company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue:  The Company believes that investors may find this measure useful to analyze the financial performance of our Global Workplace Solutions (GWS) (formerly Global Corporate Services) and Asset Services business lines and our business generally because it excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to adjusted net income, adjusted EPS, EBITDA and Normalized EBITDA:  The Company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of EBITDA and Normalized EBITDA—the effects of financings and income tax and the accounting effects of capital spending.  All of these measures may vary for different companies for reasons unrelated to overall operating performance.  In the case of EBITDA and Normalized EBITDA, these measures are not intended to be measures of free cash flow for our management’s discretionary use because they do not consider cash requirements such as tax and debt service payments.  The EBITDA and Normalized EBITDA measures calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.  The Company also uses Normalized EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

CBRE Press Release

October 27, 2015

Fee revenue, which excludes from revenue client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, is calculated as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Consolidated
Revenue	$2,712,559	$2,275,076	$7,155,568	$6,262,724
Less: Pass through costs also recognized as revenue	772,856	577,308	1,980,502	1,644,884
Fee revenue	$1,939,703	$1,697,768	$5,175,066	$4,617,840

Global Workplace Solutions (formerly Global Corporate Services)

Revenue[1]	$996,127	$700,846	$2,436,763	$2,028,282
Less: Pass through costs also recognized as revenue	641,902	456,178	1,580,479	1,307,600
Fee revenue[1]	$354,225	$244,668	$856,284	$720,682

Asset Services
Revenue[1]	$253,455	$243,161	$760,563	$677,974
Less: Pass through costs also recognized as revenue	130,954	121,130	400,023	337,284
Fee revenue[1]	$122,501	$122,031	$360,540	$340,690

1  Excludes related transaction revenue.

Americas
Revenue	$1,556,648	$1,325,875	$4,218,753	$3,583,276
Less: Pass through costs also recognized as revenue	422,911	350,714	1,164,248	1,004,259
Fee revenue	$1,133,737	$975,161	$3,054,505	$2,579,017

EMEA
Revenue	$737,863	$574,493	$1,817,601	$1,604,159
Less: Pass through costs also recognized as revenue	279,866	178,451	626,563	503,275
Fee revenue	$457,997	$396,042	$1,191,038	$1,100,884

Asia Pacific
Revenue	$285,337	$253,742	$755,531	$690,599
Less: Pass through costs also recognized as revenue	70,079	48,143	189,691	137,350
Fee revenue	$215,258	$205,599	$565,840	$553,249

CBRE Press Release

October 27, 2015

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income attributable to CBRE Group, Inc.	$149,123	$107,099	$367,089	$280,226

Plus/minus:

Integration and other costs related to acquisitions, net of tax	13,125	-	18,011	-
Amortization expense related to certain intangible assets attributable to acquisitions, net of tax	12,394	11,824	34,269	37,264
Carried interest incentive compensation expense (reversal) to match current period revenue, net of tax	700	(427)	300	2,089
Write-off of financing costs, net of tax	-	14,075	1,638	14,075
Adjustment of taxes to normalized rate	(3,633)	-	(3,633)	-
Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$171,709	$132,571	$417,674	$333,654

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.51	$0.40	$1.24	$1.00

Weighted average shares outstanding for diluted income per share	336,561,877	334,293,046	336,140,923	333,855,131

EBITDA and EBITDA, as adjusted (or Normalized EBITDA) are calculated as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income attributable to CBRE Group, Inc.	$149,123	$107,099	$367,089	$280,226

Add:
Depreciation and amortization	75,047	67,159	215,498	195,657
Interest expense	30,699	27,841	83,067	84,326
Write-off of financing costs	-	23,087	2,685	23,087
Provision for income taxes	72,866	69,305	206,243	171,318
Less:
Interest income	1,158	1,598	4,857	4,321
EBITDA	326,577	292,893	869,725	750,293

Adjustments:
Integration and other acquisition related costs	16,904	-	24,922	-
Carried interest incentive compensation expense (reversal) to match current period revenue	1,150	(704)	493	3,426
EBITDA, as adjusted	$344,631	$292,189	$895,140	$753,719

CBRE Press Release

October 27, 2015

EBITDA and EBITDA, as adjusted (or Normalized EBITDA) for segments are calculated as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Americas
Net income attributable to CBRE Group, Inc.	$93,880	$86,098	$285,939	$248,868
Adjustments:
Depreciation and amortization	47,209	38,451	134,750	107,796
Interest expense, net	9,692	3,361	17,485	12,321
Write-off of financing costs	-	23,087	2,685	23,087
Royalty and management service expense (income)	1,644	(14,949)	4,122	(18,656)
Provision for income taxes	51,173	51,428	149,349	109,226
EBITDA	203,598	187,476	594,330	482,642
Integration and other costs related to acquisitions	14,462	-	21,870	-
EBITDA, as adjusted	$218,060	$187,476	$616,200	$482,642
EMEA
Net income (loss) attributable to CBRE Group, Inc.	$23,627	$(748)	$25,070	$(14,705)
Adjustments:
Depreciation and amortization	15,175	16,080	44,574	48,862
Interest expense, net	10,834	13,145	33,656	37,488
Royalty and management service (income) expense	(1,452)	8,249	(7,644)	1,294
Provision for income taxes	7,574	759	15,490	15,280
EBITDA	55,758	37,485	111,146	88,219
Integration and other costs related to acquisitions	969	-	999	-
EBITDA, as adjusted	$56,727	$37,485	$112,145	$88,219
Asia Pacific
Net income attributable to CBRE Group, Inc.	$15,459	$5,398	$29,067	$9,400
Adjustments:
Depreciation and amortization	3,728	4,178	11,357	10,617
Interest expense, net	800	474	2,689	1,577
Royalty and management service (income) expense	(766)	5,636	883	13,898
Provision for income taxes	8,478	7,081	22,407	19,281
EBITDA	27,699	22,767	66,403	54,773
Integration and other costs related to acquisitions	1,473	-	2,053	-
EBITDA, as adjusted	$29,172	$22,767	$68,456	$54,773
Global Investment Management
Net income attributable to CBRE Group, Inc.	$10,334	$3,075	$18,354	$18,137
Adjustments:
Depreciation and amortization	8,423	7,485	23,095	25,303
Interest expense, net	8,060	8,331	23,562	25,917
Royalty and management service expense	574	1,064	2,639	3,464
Provision for income taxes	1,623	1,191	12,548	14,717
EBITDA	29,014	21,146	80,198	87,538
Carried interest incentive compensation expense (reversal)	1,150	(704)	493	3,426
EBITDA, as adjusted	$30,164	$20,442	$80,691	$90,964
Development Services
Net income attributable to CBRE Group, Inc.	$5,823	$13,276	$8,659	$18,526
Adjustments:
Depreciation and amortization	512	965	1,722	3,079
Interest expense, net	155	932	818	2,702
Provision for income taxes	4,018	8,846	6,449	12,814
EBITDA	$10,508	$24,019	$17,648	$37,121

CBRE Press Release

October 27, 2015

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2015	2014

Assets:
Cash and cash equivalents[1]	$440,357	$740,884
Restricted cash	67,190	28,090
Receivables, net	2,275,025	1,736,229
Warehouse receivables[2]	585,860	506,294
Property and equipment, net	503,666	497,926
Real estate assets[3]	43,596	45,604
Goodwill and other intangibles, net	4,524,165	3,136,181
Investments in and advances to unconsolidated subsidiaries	231,905	218,280
Other assets, net[4]	883,700	712,022
Total assets	$9,555,464	$7,621,510

Liabilities:
Current liabilities, excluding debt	$2,573,145	$2,303,948
Warehouse lines of credit[2]	578,445	501,185
Revolving credit facility	400,500	4,840
Senior term loans, net[4]	883,340	638,076
5.00% senior notes, net[4]	788,839	787,947
5.25% senior notes, net[4]	421,913	422,206
4.875% senior notes, net[4]	590,380	-
Other debt	19,982	2,808
Notes payable on real estate, net[4,5]	31,437	41,445
Other long-term liabilities	677,958	617,657
Total liabilities	6,965,939	5,320,112

Equity:
CBRE Group, Inc. stockholders’ equity	2,545,679	2,259,830
Non-controlling interests	43,846	41,568
Total equity	2,589,525	2,301,398
Total liabilities and equity	$9,555,464	$7,621,510

1                    Includes $69.6 million and $58.0 million of cash in consolidated funds and other entities not available for Company use as of September 30, 2015 and December 31, 2014, respectively.

2                    Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.

3                    Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

4                    In the third quarter of 2015, the Company elected to early adopt the provisions of Accounting Standards Update (ASU) 2015-03, “Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” This ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability instead of separately being recorded in other assets. As of December 31, 2014, deferred financing costs totaling $25.6 million have been reclassified from other assets and netted against the related debt liabilities to conform with the current period presentation.

5                    Represents notes payable on real estate (none of which is recourse to the Company).